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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and to the reference to our firm under the caption "Selected Consolidated Financial Data" in the related Prospectus of Regions Financial Corporation for the registration of $200 million in debt securities and to the incorporation by reference therein of our report dated February 6, 1995 with respect to the consolidated financial statements of Regions Financial Corporation included in its Annual Report to Stockholders which is incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                          /s/  ERNST & YOUNG LLP

Birmingham, Alabama
May 30, 1995